Exhibit 99

Wade Davis Named Chief Financial Officer of Viacom

NEW YORK, November 27, 2012 -- Wade Davis has been appointed Chief Financial Officer of Viacom Inc. (NASDAQ: VIAB, VIA) it was announced today by Thomas E. Dooley, Viacom's Chief Operating Officer.  Mr. Davis, 40, previously served as Viacom’s Executive Vice President, Strategy and Corporate Development.  He succeeds Jimmy Barge, who, after a transition period with Mr. Davis, will leave the company to pursue other opportunities.

In his new role, which is effective immediately, Mr. Davis will be responsible for the Company's accounting and financial reporting, planning, tax and treasury functions.  He will also continue to oversee the strategy and corporate development functions across Viacom.

Mr. Dooley said, "This is a well-deserved promotion for Wade, who has made so many contributions to the growth and success of Viacom.  We are fortunate to have such a multi-talented executive in our ranks with the leadership skills and the depth of experience to move seamlessly into the CFO role.   He is respected throughout the company for his knowledge of our industry and his financial expertise. Wade has worked closely with me and with Viacom’s entire senior team on important strategic initiatives, while also leading a disciplined corporate development program that has enabled us to tap new growth areas, both domestically and around the world.”

Mr. Dooley continued, “We want to thank Jimmy for his professionalism and many years of dedicated service to Viacom, particularly his outstanding work to strengthen our financial position. His focus and expertise were greatly appreciated by me, as well as by our financial team and everyone at the company who worked closely with him. We wish Jimmy all the best as he moves on to new opportunities beyond Viacom.”

Mr. Davis said, "I feel extremely fortunate to take on this new role at Viacom.  This is an exciting and challenging time for our company and our industry and I am looking forward to continuing to work with Tom and Philippe Dauman, our President and CEO, to keep Viacom financially strong and out in front.  Best of all, I step in on day one as CFO with a world-class financial team by my side.  Having worked with them closely for many years, I know first hand the depth of their experience and the breadth of their expertise.  Working together, I know that we will continue to help Viacom achieve its financial and strategic goals."

Mr. Davis joined Viacom in December 2005 as Senior Vice President of Mergers and Acquisitions and assumed the additional duties of Strategic Planning and Corporate Development in 2009. During his seven years with the company, Mr. Davis has led the formation of some of the Company’s most significant joint ventures such as Viacom18 (India) and EPIX, and managed key corporate-wide strategic partnerships with companies such as Microsoft Corporation and Unilever. Mr. Davis has also overseen the Company's mergers and acquisitions activity including the acquisition of Dreamworks SKG, the Teenage Mutant Ninja Turtles and Atom Shockwave.  He has also been a key member of the teams driving many of the Company’s most significant operational transactions including the lease renewal of the Company’s Manhattan headquarters and key advertising partnerships.

Previously, Mr. Davis was an investment banker in the technology and media sectors for more than a decade at firms including Wasserstein Perella & Co and Lazard Freres & Co.  Mr. Davis has been active in the reform of public education and co-founded AdvancePath Academics, which operates technology-based centers to recover and educate high school dropouts. Additionally, Mr. Davis served as EVP of Operations for Americas Choice, Inc.

Mr. Davis holds degrees with distinction and honors in both philosophy and economics from Williams College.

About Viacom
Viacom is home to the world's premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million global subscribers, Viacom's leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA.  Paramount Pictures, celebrating its 100th year in 2012 and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world's most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom’s blog at blog.viacom.com and Twitter feed at  www.twitter.com/Viacom.

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Contacts:
Jeremy Zweig
Vice President, Corporate Communications
(212) 846-7503
jeremy.zweig@viacom.com

Mark Jafar
Vice President, Corporate Communications
(212) 846-8961
mark.jafar@viacom.com